UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 28, 2016

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

151 S. El Camino Drive, Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.
On August 13, 2010, Kennedy-Wilson Holdings, Inc. (the “Company”) issued an aggregate of 32,550 shares of its series B preferred stock, $0.0001 par value per share (the “Series B Preferred Stock”), for an aggregate of $32.55 million. The shares of Series B Preferred Stock were offered and sold in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder, in transactions not involving a public offering. Pursuant to the terms of the certificate of designations for the Series B Preferred Stock (the “Certificate of Designations”), the Series B Preferred Stock is convertible into shares of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) at the election of the holders of such Series B Preferred Stock. In addition, at any time on or after May 3, 2017 (the “Optional Conversion Date”) and prior to November 3, 2018, the Company has the right, pursuant to the Certificate of Designations, to cause any or all of the outstanding Series B Preferred Stock to be automatically converted.

On December 28, 2016, the Company and holders of all outstanding shares of Series B Preferred Stock entered into a Preferred Stock Conversion Agreement (the “Conversion Agreement”) pursuant to which the holders agreed to convert their Series B Preferred Stock in accordance with the Certificate of Designations at the then-current conversion price of approximately $9.67 per share of Common Stock and the Company agreed to pay the holders an aggregate of $717,500, which represents dividends that would have accrued on all outstanding Series B Preferred Stock through the Optional Conversion Date. The Company paid such amount and issued an aggregate of 3,366,973 shares of Common Stock in settlement of the conversion of all outstanding shares of Series B Preferred Stock. The conversion was effected pursuant to Section 3(a)(9) of the Securities Act as an exchange with existing security holders.

The former holders of the Series B Preferred Stock are entities that are affiliated with Fairfax Financial Holdings Limited (“Fairfax”).  The purchase agreement pursuant to which the Series B Preferred Stock was issued granted Fairfax and its affiliates preemptive rights with respect to certain issuances of capital stock and debt by the Company, certain registration rights, and also provided that if certain ownership thresholds are met, Fairfax will have the right to designate one person to the Company’s board of directors.  In connection with the conversion of the Series B Preferred Stock pursuant to the Conversion Agreement, Fairfax agreed to the expiration of these rights.

ITEM 5.03. AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
On December 28, 2016, the Company’s Board of Directors adopted the Amended and Restated Bylaws of Kennedy-Wilson Holdings, Inc., filed as Exhibit 3.1 herewith (the “Amended and Restated Bylaws”).

Among other things, these amendments:

•
provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Chancery Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any, (1) derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Chancery Court, or (4) any action asserting a claim governed by the internal affairs doctrine;

•	delete the provision relating to the manner and effect of stockholder ratification;

•	provide that the Board of Directors may delegate powers to any committee thereof to the fullest extent permitted by Section 141(c)(2) of the DGCL;

•
consistent with Section 141(c) of the DGCL, provide that (x) the Board of Directors may designate alternate members of any committee of the Board to replace any member who is absent or disqualified and (y) unless the Board of Directors specifies otherwise, any committee of the Board of Directors may establish one or more subcommittees consisting of one or more of its members and delegate to any such subcommittee any of the powers of the committee;

•
consistent with Section 145(c) of the DGCL, provide that the mandatory indemnification of expenses in circumstances where the party seeking indemnification has been successful on the merits or otherwise in the defense of any action, suit or proceeding apply by its terms to current and former officers and directors of the Company; and

•
clarify that references to “officers of the Company” in the provisions of the Amended and Restated Bylaws dealing with indemnification and advancement of expenses are solely to those officers of the Company designated by the Board of Directors in accordance with the Amended and Restated Bylaws.

The above description of the Amended and Restated Bylaws is not complete and is qualified in its entirety by reference to the Amended and Restated Bylaws of Kennedy-Wilson Holdings, Inc., which bylaws are filed as an exhibit to this Current Report and are incorporated by reference into this Item 5.03.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

3.1	Amended and Restated Bylaws

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2016	Kennedy-Wilson Holdings, Inc. By: /S/ JUSTIN ENBODY Justin Enbody Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Bylaws